COMPANY CONTACT: Jeff Magids Vice President of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Fourth Quarter and Full Year 2023 Results and 2024 Outlook

2023 performance advances business strategy with strong free cash flow generation, efficient production growth and lower than expected capital investments
2024 outlook to benefit from recent transformational acquisition that brings efficient, high-margin production, product diversification, additional capital efficiencies, free cash flow generation and balance sheet flexibility
HOUSTON - February 28, 2024 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) today announced operating and financial results for the fourth quarter and full year 2023. Supplemental slides have been posted to SilverBow’s website and can be accessed at www.sbow.com. The Company plans to host a conference call at 9 a.m. CT (10 a.m. ET) on Thursday, February 29, 2024. Participation details can be found within this release.
Full Year 2023 Highlights:
•Generated net income of $298 million, or $12.63 per diluted share (all per share amounts stated on a diluted basis), non-GAAP Adjusted EBITDA of $536 million1 and non-GAAP free cash flow (“FCF”) of $56 million1
•Created additional scale and commodity optionality through transformational acquisition of South Texas assets, adding more than 300 high-return locations and 32 thousand barrels of oil equivalent per day (“MBoe/d”); SilverBow has more than 1,000 high-value locations, or more than a decade of inventory at its current development pace
•Reported average net production of 59.4 MBoe/d (39% oil/liquids), in the upper half of guidance; more than doubled year-over-year net oil production to 14.6 thousand barrels of oil per day (“MBbls/d”)
•Invested $409 million in capital (below guidance midpoint), excluding acquisitions
•Achieved full year 2023 return on capital employed (“ROCE”) of 16%; three-year average ROCE (2021-23) of 21%1
•Advanced key elements of its corporate strategy, including expanding its portfolio of high-return opportunities, profitably growing production, creating capital efficiencies to enhance margins, delivering FCF and strengthening the balance sheet
Fourth Quarter 2023 Highlights:

•Generated net income of $183 million, or $7.12 per share, non-GAAP Adjusted EBITDA of $172 million1 and non-GAAP FCF of $74 million1, the highest quarterly amount in SilverBow's history
•Reported average net production of 72.1 MBoe/d (43% oil/liquids), in the upper half of guidance; grew year-over-year net oil production to 19.3 MBbls/d, an increase of nearly 75%
•Invested $79 million in capital (below midpoint of guidance), excluding acquisitions
2024 Outlook:
•In response to commodity prices, the Company lowered its previously planned capital investments in dry gas-focused areas by approximately $75 million, resulting in a revised 2024 capital program budget of $470 - $510 million
•At current commodity prices, the Company expects to generate $125 - $150 million of estimated FCF, which is currently earmarked for significant debt reduction
•The Company is maintaining planned investment in oil and liquids projects while keeping oil and liquids production guidance at previously announced levels. Revised capital investments reduce expected natural gas volumes by 13%
•Production is expected to increase approximately 50% year-over-year to 85.2 - 93.5 MBoe/d, post-recent acquisition, oil production is expected to increase 70% year-over-year and comprise 25% - 30% of 2024 production mix
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, said, “We performed exceptionally well in 2023, advancing our strategy to create value and dramatically strengthen SilverBow with the recent high-value South Texas acquisition. Our team has a track record of successfully integrating acquisitions and will apply our proven operating practices and low-cost platform to generate synergies and to extract value from this transaction. As we enter 2024, SilverBow has a more durable asset base, flexibility to shift investments between oil and gas, and a longer runway of high-quality drilling opportunities. Our recent South Texas acquisition was a game changer and significantly improves the trajectory of our business. We are confident in our ability to unlock capital efficiencies, improve well productivity and returns, and continue to create value for our shareholders.”
FOURTH QUARTER FINANCIAL AND OPERATING SUMMARY
For the fourth quarter of 2023, SilverBow reported net income of $183 million, or $7.12 per share, which included a net unrealized gain on the value of the Company's derivative contracts of $161 million. Non-GAAP Adjusted EBITDA was $172 million and non-GAAP FCF was $74 million1. Financial results in the period were driven by production results in the upper half of SilverBow's guidance. Quarterly average net production increased 37% over the prior year to 72.1 MBoe/d. Oil production averaged 19.3 MBbls/d, up nearly 75% over the comparable period. Production mix for the fourth quarter consisted of 57% natural gas, 27% crude oil and 16% natural gas liquids ("NGLs").

Strong production in the quarter was related to performance from the Central Oil area, where the Company recently brought online a four-well pad with a 30-day pad average of 4,605 Boe/d (83% oil, 8,280’ average lateral length). In its Eastern Extension area, SilverBow brought online a three-well pad with a 30-day pad average of 4,279 Boe/d (71% oil, 9,240' average lateral length).
Stated without the impact of hedging, crude oil and natural gas realizations for the quarter were 97% and 83% of West Texas Intermediate (“WTI”) and Henry Hub, respectively. Average realized prices by product were $76.21 per barrel of oil, $2.39 per thousand cubic feet of natural gas (“Mcf”) and $20.83 per barrel of NGLs (27% of WTI benchmark). Please refer to the tables included in this release for complete production volumes and pricing information.
Total production expenses in the quarter, which include lease operating expenses, transportation and processing expenses and production taxes, were $8.67 per barrel of oil equivalent (“Boe”), in-line with expectations.
Capital investments during the quarter were in the lower half of guidance and totaled $79 million on an accrual basis. In the quarter, the Company operated two rigs and brought online 12 net wells.
FULL YEAR 2023 FINANCIAL AND OPERATING SUMMARY
For full year 2023, SilverBow reported net income of $298 million, or $12.63 per share, which includes a net unrealized gain on the value of the Company's derivative contracts of $151 million. Non-GAAP Adjusted EBITDA was $536 million and non-GAAP FCF was $56 million1. Financial results in the period were driven by average production results in the upper half of SilverBow's guidance. Average net production was above the midpoint of guidance and increased 32% over the prior year to 59.4 MBoe/d. Oil production averaged 14.6 MBbls/d, up 100% over the comparable period. Production mix for the full year consisted of 61% natural gas, 25% crude oil and 14% NGLs.
Stated without the impact of hedging, crude oil and natural gas realizations in the year were 97% and 85% of WTI and Henry Hub, respectively. Average realized prices by product were $75.32 per barrel of oil, $2.34 per Mcf of natural gas and $20.74 per barrel of NGLs (27% of WTI benchmark). Please refer to the tables included in this release for complete production volumes and pricing information.
SilverBow posted significant year-over-year operational efficiency gains in 2023, completing 16% more stimulation stages per day, with average pumping efficiencies up 13%. Fourth quarter pumping efficiencies were 84%, the highest quarterly rate achieved during the year. Performance reflected less downtime with an average of 14.3 completed stages per day. Drilling costs decreased throughout 2023 due to efficiencies from high-graded rigs and ongoing cost deflation, particularly in rig rates and tubular products. As a result, 2023 total well costs per lateral foot decreased 3% year-over-year, and highlighting the magnitude of cost improvement throughout the year, fourth quarter well costs per lateral foot decreased 20% year-over-year. For the year, drilling and completion (“D&C”) costs were 10% below planned costs.
Capital investments for the year, excluding acquisitions, totaled $409 million on an accrual basis, which was below the midpoint of the Company's $400 - $425 million guidance. Including cash acquisition cost of $605 million, SilverBow invested approximately $1.0 billion in 2023. The Company brought online 49 net wells during the year.
PROVED RESERVES
SilverBow increased its proved reserves by 20% year-over-year. SEC proved reserves at year-end 2023 were 446 million barrels of oil equivalent (“MMBoe”), of which 37% were oil/liquids and 45% were proved developed. The increase in proved reserves was primarily related to acquisitions and an increase in oil reserves through extensions due to successful drilling on existing leases, as well as new leases acquired in 2023. Excluding the impact of acquisitions and commodity prices, proved reserve replacement was more than 200% of 2023 production. The Standardized Measure was $2.3 billion and the pre-tax present value of future net cash flows discounted at 10% was $2.7 billion utilizing SEC prices (“SEC PV-10 Value,” a non-GAAP measure).
The table below reconciles 2022 proved reserves to 2023 proved reserves:

Total (MBoe)
Proved reserves as of December 31, 2022	372,437
Extensions, discoveries, and other additions	43,687
Revisions of prior reserve estimates	(91,346)
Purchases of minerals in place	142,738
Production	(21,667)
Proved reserves as of December 31, 2023	445,850

SEC prices used in the 2023 calculation were $76.79 per barrel of oil, $2.30 per Mcf of natural gas and $25.43 per barrel of NGLs, as compared to $94.36 per barrel of oil, $6.14 per Mcf of natural gas and $34.76 per barrel of NGLs used in 2022.
2024 OUTLOOK
Mr. Woolverton commented, “Our outlook for 2024 reflects the positive impacts of our recent transaction and ability to exercise flexibility in our operating plan in response to commodity prices. Given low natural gas prices, we reduced our planned investments in our Webb County Gas area to preserve valuable inventory for the future, while our development activity in our expanded oil opportunities continues. This flexibility is a result of our acquisition strategy and allows us to capitalize on our competitive advantage in the Eagle Ford. Our current 2024 plan high-grades our large, high-return portfolio of opportunities to create a plan that maximizes free cash flow and allows for debt reduction. We are positioned to benefit from the significant and sustainable capital efficiencies we have created over the past year, and expect to continue optimizing our development program in real-time as dictated by our returns-focused mindset.”
SilverBow’s current planned capital investments are $470 - $510 million, with approximately 90% allocated to D&C activity. This represents a $75 million, or 13%, reduction when compared to the midpoint of the Company's preliminary 2024 outlook. The plan is expected to generate $125 - $150 million of FCF at current prices. Annual production is expected to average 85.2 - 93.5 MBoe/d, a 50% increase over the prior year. Oil volumes are expected to average 23.5 - 26.5 MBbls/d, a 71% increase over the prior year. SilverBow's full year gas volumes are expected to be 13% lower at the midpoint compared to its prior guidance range.
The Company plans to operate three drilling rigs through the first half of 2024, and operate two drilling rigs in the second half of the year. The Company is directing the majority of its investments to liquids development, including approximately 50% of its full year D&C activity directed toward its Western Condensate area and approximately 30% of its D&C activity directed toward its Central Oil and Eastern Extension areas. SilverBow expects to drill 62 gross (49 net) operated wells drilled, compared to 46 gross (45 net) operated wells drilled in 2023.
For the first quarter of 2024, the Company expects to produce 86.5 - 93.3 MBoe/d, with expected oil volumes of 22.5 - 25.0 MBbls/d. Additional detail on SilverBow's guidance can be found in the table included in this release.
RISK MANAGEMENT
SilverBow consistently uses the derivatives market to mitigate commodity price risks and ensure cash flow to fund its annual capital program. As of February 23, 2024, SilverBow had approximately 60% of total production hedged for full year 2024, using the midpoint of guidance; approximately 75% of full year 2024 gas production is hedged at a weighted average price of $3.83 per Mcf, using the floor price of collars. For complete disclosure on the Company’s hedging program, please see the most recent presentation posted to the Investor Relations section of the Company's website.
CAPITAL STRUCTURE
Due to the underlying strength of SilverBow's business and increasing scale, the Company’s liquidity more than doubled year-over-year. At year-end 2023, SilverBow had approximately $479 million of liquidity, consisting of $1 million of cash and $478 million of availability under its senior secured revolving credit facility (“Credit Facility”). As of January 31, 2024, the

Company had $509 million of undrawn capacity and $1 million of cash resulting in $510 million of liquidity. This represents $60 million of total debt reduction in the two months since closing the South Texas acquisition; debt reduction remains the primary use of FCF in the near-term.
For full year 2023, SilverBow reported year-end debt of $1.2 billion and non-GAAP Adjusted EBITDA for Leverage Ratio of $782 million2, which, in accordance with the leverage ratio calculation in its Credit Facility, includes pro forma contributions from acquired assets prior to their closing dates totaling $245 million. At year-end 2023, the Company had a leverage ratio of 1.56x2 and 25.4 million total common shares outstanding as of February 23, 2024.
CONFERENCE CALL DETAILS
SilverBow plans to host a conference call for investors at 9 a.m CT (10 a.m. ET), on Thursday, February 29, 2024. Investors and participants can listen to the call by dialing 1-888-415-4465 (U.S.) or 1-646-960-0140 (International) and requesting SilverBow Resources' Fourth Quarter and Full Year 2023 Earnings Conference Call (Conference ID: 5410161) or by visiting the Company's website. A simultaneous webcast of the call may be found at www.sbow.com/investor-relations/Investor-Relations-Events-Presentations/event-calendar/default.aspx. The webcast will be archived for replay on the Company's website for 14 days.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, the benefits of the acquisitions, future operations, guidance and outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, long-term inventory estimates, estimated oil and natural gas reserves or the present value thereof, reserve increases, service costs, impact of inflation, future free cash flow and expected leverage ratio, value and development of locations, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,” “may,” “continue,” “potential,” “plan,” “project,” "positioned," "should" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: further actions by the members of the Organization of the Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes in such levels; risk related to recently completed acquisitions and integrations of these acquisitions; volatility in natural gas, oil and NGL prices; ability to obtain permits and government approvals; our borrowing capacity, future covenant compliance, cash flow and liquidity, including our ability to satisfy our short- or long-term liquidity needs; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation and storage capacity of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic and political conditions, including inflationary pressures, further increases in interest rates, a general economic slowdown or recession, instability in financial institutions, political tensions and war (including future developments in the ongoing conflicts in Ukraine and the Gaza Strip); the severity and duration of world health events, including health crises, and related economic repercussions, including disruptions in the oil and gas industry, supply chain disruptions, and operational challenges; opportunities to monetize assets; our ability to execute on strategic initiatives, including acquisitions; effectiveness of our risk management activities, including hedging strategy; counterparty and credit market risk; pending legal and environmental matters, including potential impacts on our business related to climate change and related regulations; actions by third parties, including customers, service providers and shareholders; current and future governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the SEC, including its annual report on Form 10-K for the year ended December 31, 2023.

All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Footnotes)
1 Adjusted EBITDA, FCF and ROCE are non-GAAP measures defined and reconciled in the tables included in this news release.
2 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included in this news release) for the trailing twelve-month period.
(Financial Highlights to Follow)

Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$969	$792
Accounts receivable, net	138,343	89,714
Fair value of commodity derivatives	116,549	52,549
Other current assets	5,590	2,671
Total Current Assets	261,451	145,726
Property and Equipment:
Property and Equipment, Full-Cost Method, including $28,375 and $16,272 of unproved property costs not being amortized	3,597,160	2,529,223
Less – Accumulated depreciation, depletion, amortization and impairment	(1,223,241)	(1,004,044)
Property and Equipment, Net	2,373,919	1,525,179
Right of use assets	12,888	12,077
Fair value of long-term commodity derivatives	55,114	24,172
Other long-term assets	31,090	9,208
Total Assets	$2,734,462	$1,716,362
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$98,816	$60,200
Deferred acquisition liability	50,000	—
Fair value of commodity derivatives	5,509	40,796
Accrued capital costs	31,900	56,465
Current portion of long-term debt	28,125	—
Accrued interest	9,668	2,665
Current lease liability	4,001	8,553
Undistributed oil and gas revenues	20,425	27,160
Total Current Liabilities	248,444	195,839
Long-term debt, net of current portion	1,173,766	688,531
Non-current lease liability	8,899	3,775
Deferred tax liabilities, net	99,227	16,141
Asset retirement obligations	11,584	9,171
Fair value of long-term commodity derivatives	2,504	7,738
Other long-term liabilities	710	3,588
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 25,914,956 and 22,663,135 shares issued and 25,429,610 and 22,309,740 shares outstanding	259	227
Additional paid-in capital	679,202	576,118
Treasury stock held, at cost, 485,346 and 353,395 shares	(10,617)	(7,534)
Retained earnings	520,484	222,768
Total Stockholders’ Equity	1,189,328	791,579
Total Liabilities and Stockholders’ Equity	$2,734,462	$1,716,362

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenues:
Oil and gas sales	$652,358	$753,420

Operating Expenses:
General and administrative, net	24,520	21,395
Depreciation, depletion, and amortization	219,116	133,982
Accretion of asset retirement obligations	985	534
Lease operating expense	87,368	55,329
Workovers	2,694	1,655
Transportation and gas processing	59,032	32,989
Severance and other taxes	38,701	41,761
Total Operating Expenses	432,416	287,645

Operating Income (Loss)	219,942	465,775

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	241,309	(73,885)
Interest expense	(80,119)	(41,948)
Other income (expense), net	197	95

Income (Loss) Before Income Taxes	381,329	350,037

Provision (Benefit) for Income Taxes	83,613	9,600

Net Income (Loss)	$297,716	$340,437

Per Share Amounts:

Basic: Net Income (Loss)	$12.74	$17.24

Diluted: Net Income (Loss)	$12.63	$16.94

Weighted Average Shares Outstanding - Basic	23,371	19,748

Weighted Average Shares Outstanding - Diluted	23,571	20,097

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022
Revenues:
Oil and gas sales	$212,041	$198,978

Operating Expenses:
General and administrative, net	7,100	6,555
Depreciation, depletion, and amortization	72,080	44,886
Accretion of asset retirement obligations	266	169
Lease operating expense	24,950	18,233
Workovers	431	722
Transportation and gas processing	22,030	10,206
Severance and other taxes	10,137	11,578
Total Operating Expenses	136,994	92,349

Operating Income (Loss)	75,047	106,629

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	183,706	83,932
Interest expense, net	(25,373)	(15,316)
Other income (expense), net	76	37

Income (Loss) Before Income Taxes	233,456	175,282

Provision (Benefit) for Income Taxes	50,398	1,922

Net Income (Loss)	$183,058	$173,360

Per Share Amounts:

Basic: Net Income (Loss)	$7.20	$7.77

Diluted: Net Income (Loss)	$7.12	$7.65

Weighted Average Shares Outstanding - Basic	25,430	22,310

Weighted Average Shares Outstanding - Diluted	25,703	22,650

Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Year Ended December 31, 2023	Year Ended December 31, 2022
Cash Flows from Operating Activities:
Net income	$297,716	$340,437
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
Depreciation, depletion, and amortization	219,116	133,982
Accretion of asset retirement obligations	985	534
Deferred income tax expense (benefit)	83,086	9,625
Share-based compensation expense	5,526	5,086
(Gain) Loss on commodity derivatives, net	(241,309)	73,885
Cash settlements received (paid) on derivatives	88,679	(219,626)
Settlements of asset retirement obligations	(716)	(48)
Write-down of debt issuance cost	1,239	350
Other	3,528	3,010
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other assets	(25,439)	(29,522)
Increase (decrease) in accounts payable and accrued liabilities	7,172	11,788
Increase (decrease) in income taxes payable	525	(229)
Increase (decrease) in accrued interest	7,003	1,969
Net Cash Provided by (Used in) Operating Activities	447,111	331,241
Cash Flows from Investing Activities:
Additions to property and equipment	(421,273)	(272,443)
Acquisition of oil and gas properties	(604,955)	(367,024)
Proceeds from the sale of property and equipment	713	4,347
Payments on property sale obligations	—	(750)
Net Cash Provided by (Used in) Investing Activities	(1,025,515)	(635,870)
Cash Flows from Financing Activities:
Proceeds from long-term debt	356,965	—
Payments of long-term debt	(14,250)	—
Proceeds from bank borrowings	672,000	841,000
Payments of bank borrowings	(492,000)	(526,000)
Net proceeds from issuances of common stock	97,309	—
Net proceeds from stock options exercised	—	39
Purchase of treasury shares	(3,083)	(3,397)
Payments of debt issuance costs	(30,600)	(7,342)
Net Cash Provided by (Used in) Financing Activities	586,341	304,300

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	7,937	(329)
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	792	1,121
Cash, Cash Equivalents and Restricted Cash at End of Year	$8,729	$792

Supplemental Disclosures of Cash Flows Information:
Cash paid during period for interest	$68,116	$36,994
Changes in capital accounts payable and capital accruals	$(13,679)	$54,372
Non-cash equity consideration for acquisitions	$—	$(156,252)
Non-cash deferred consideration for acquisitions	$(50,000)	$—
Non-cash contingent consideration for acquisitions	$(16,933)	$—

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Company's 2023 Form 10-K for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: In accordance with the Leverage Ratio calculation for SilverBow's Credit Facility, the Company makes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus (less) pro forma EBITDA contributions related to closed acquisitions. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses.

Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. From time to time the Company provides forward-looking free cash flow estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company's Credit Facility less cash and cash equivalents.

Return on Capital Employed (“ROCE”): ROCE is defined as (A) Adjusted EBITDA less DD&A expense, divided by (B) the average of Capital Employed - Beginning of Year (Total Debt plus Shareholders Equity) and Capital Employed - Year-End. SilverBow believes ROCE presents a comparable metric across multiple business sectors and sizes and is a meaningful measure because it quantifies how well the Company generates Adjusted EBITDA relative to the capital it has employed in its business and illustrates the profitability of a business or project taking into account the capital employed. SilverBow uses ROCE to assist in capital resource allocation decisions and in evaluating business performance. Additionally, the Company also evaluates average ROCE over a trailing three-year period to adjust for short term (one year) fluctuations and illustrate profitability over a longer time period. Although ROCE is commonly used as a measure of capital efficiency, definitions of ROCE differ, and SilverBow's computation of ROCE may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA for Leverage Ratio for the following periods (in thousands).

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022
Net Income (Loss)	$183,058	$173,360
Plus:
Depreciation, depletion and amortization	$72,080	$44,886
Accretion of asset retirement obligations	266	169
Interest expense	25,373	15,316
Loss (gain) on commodity derivatives, net	(183,706)	(83,932)
Derivative cash settlements collected/(paid) (1)	23,053	(33,856)
Income tax expense/(benefit)	50,398	1,922
Share-based compensation expense	1,483	1,185
Adjusted EBITDA	$172,005	$119,050
Plus:
Cash interest and bank fees, net	(18,683)	(14,293)
Capital expenditures (2)	(78,685)	(102,702)
Current income tax (expense)/benefit	(204)	207
Free Cash Flow	$74,433	$2,262
(1) Amounts relate to settled contracts covering the production months during the period
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs

	Year Ended December 31, 2023	Year Ended December 31, 2022
Net Income (Loss)	$297,716	$340,437
Plus:
Depreciation, depletion and amortization	219,116	133,982
Accretion of asset retirement obligations	985	534
Interest expense	80,119	41,948
Derivative (gain)/loss	(241,309)	73,885
Derivative cash settlements collected/(paid) (1)	90,395	(212,416)
Income tax expense/(benefit)	83,613	9,600
Share-based compensation expense	5,526	5,086
Adjusted EBITDA	$536,161	$393,056
Plus:
Cash interest and bank fees, net	(70,853)	(44,038)
Capital expenditures (2)	(408,591)	(327,504)
Current income tax (expense)/benefit	(526)	26
Free Cash Flow	$56,191	$21,540

Adjusted EBITDA	$536,161	$393,056
Plus:
Pro forma contribution from closed acquisitions	245,488	118,329
Adjusted EBITDA for Leverage Ratio (3)	$781,649	$511,385
(1) Amounts relate to settled contracts covering the production months during the period
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs
(3) Adjusted EBITDA for Leverage Ratio, which is calculated in accordance with SilverBow's Credit Facility, includes pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date. Leverage Ratio is calculated as total debt, defined as Credit Facility borrowings plus Second Lien notes, divided by Adjusted EBITDA for Leverage Ratio for the most recently completed twelve month period. The below table provides the calculation for Leverage Ratio for the following periods:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Credit Facility Borrowings	$722,000	$542,000
Second Lien Notes	500,000	150,000
Total debt	$1,222,000	$692,000
Adjusted EBITDA for Leverage Ratio (3)	781,649	511,385
Leverage Ratio	1.56x	1.35x

Reconciliation of General & Administrative Expenses to Cash General & Administrative Expenses (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per unit amounts)

The below tables provide the calculation of cash G&A for the following periods (in thousands).

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022
General and administrative, net	$7,100	$6,555
Less: Share-based compensation expense	1,483	1,185
Cash general and administrative, net	$5,617	$5,370

General and administrative, net (per Boe)	$1.07	$1.36
Less: Share-based compensation expense (per Boe)	0.22	0.25
Cash general and administrative, net (per Boe)	$0.85	$1.11

	Year Ended December 31, 2023	Year Ended December 31, 2022
General and administrative, net	$24,520	$21,395
Less: Share-based compensation expense	5,526	5,086
Cash general and administrative, net	$18,994	$16,309

General and administrative, net (per Boe)	$1.13	$1.30
Less: Share-based compensation expense (per Boe)	0.25	0.31
Cash general and administrative, net (per Boe)	$0.88	$0.99

Reconciliation of Net Income (Loss) to Return on Capital Employed (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Return on Capital Employed for the following periods (in thousands).

	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
Net Income (Loss)	$297,716	$340,437	$86,759
Plus:
Depreciation, depletion and amortization	219,116	133,982	68,629
Accretion of asset retirement obligations	985	534	306
Interest expense	80,119	41,948	29,129
Derivative (gain)/loss	(241,309)	73,885	123,018
Derivative cash settlements collected/(paid) (1)	90,395	(212,416)	(73,256)
Income tax expense/(benefit)	83,613	9,600	6,398
Share-based compensation expense	5,526	5,086	4,645
Adjusted EBITDA	$536,161	$393,056	$245,628

Less: Depreciation, depletion and amortization	(219,116)	(133,982)	(68,629)
Adjusted EBIT (A)	$317,045	$259,074	$176,999

Total Debt	$692,000	$377,000	$430,000
Shareholders Equity (2)	791,579	292,532	446,981
Capital Employed - Beginning of Year	$1,483,579	$669,532	$876,981

Total Debt	$1,222,000	$692,000	$377,000
Shareholders Equity	1,189,328	791,579	292,532
Capital Employed - Year-End	$2,411,328	$1,483,579	$669,532

Average Capital Employed (B) (3)	$1,947,454	$1,076,556	$773,257

Return on Capital Employed (ROCE) (A / B)	16%	24%	23%

(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Shareholder's Equity at Beginning of Year 2021 excludes the impact of write-down of oil and gas properties during 2020
(3) B = Average of Beginning of Year and Year-End Capital Employed

Calculation of Standardized Measure of Discounted Future Net Cash Flows

The following table provides a reconciliation between the Standardized Measure (the most directly comparable financial measure calculated in accordance with U.S. GAAP) and SEC PV-10 Value of the Company's proved reserves:

	As of December 31,
(in millions)	2023	2022	2021
Standardized Measure of Discounted Future Net Cash Flows	$2,319	$4,040	$1,558
Adjusted for: Future income taxes (discounted at 10%)	345	924	259
SEC PV-10 Value	$2,664	$4,964	$1,817

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Year Ended December 31, 2023	Year Ended December 31, 2022
Production volumes:
Oil (MBbl)	5,347	2,634
Natural gas (MMcf) (1)	79,900	70,958
Natural gas liquids (MBbl)	3,003	1,950
Total (MBoe)	21,667	16,410

Oil, natural gas and natural gas liquids sales:
Oil	$402,728	$239,247
Natural gas	187,340	451,863
Natural gas liquids	62,291	62,310
Total	$652,358	$753,420

Average realized price:
Oil (per Bbl)	$75.32	$90.84
Natural gas (per Mcf)	2.34	6.37
Natural gas liquids (per Bbl)	20.74	31.96
Average per Boe	$30.11	$45.91

Price impact of cash-settled derivatives:
Oil (per Bbl) (2)	$(0.68)	$(19.78)
Natural gas (per Mcf)	1.03	(2.21)
Natural gas liquids (per Bbl)	3.79	(1.88)
Average per Boe	$4.17	$(12.94)

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl) (2)	$74.64	$71.05
Natural gas (per Mcf)	3.38	4.16
Natural gas liquids (per Bbl)	24.54	30.08
Average per Boe	$34.28	$32.97

(1) Natural gas converted at the rate of six Mcf to one barrel
(2) Excludes approximately $3.6 million in settled oil hedges related to our Sundance acquisition in 2022

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022
Production volumes:
Oil (MBbl)	1,778	1,023
Natural gas (MMcf) (1)	22,791	19,129
Natural gas liquids (MBbl)	1,058	621
Total (MBoe)	6,634	4,832

Oil, Natural gas and Natural gas liquids sales:
Oil	$135,465	$83,681
Natural gas	54,538	100,237
Natural gas liquids	22,039	15,059
Total	$212,041	$198,978

Average realized price:
Oil (per Bbl)	$76.21	$81.80
Natural gas (per Mcf)	2.39	5.24
Natural gas liquids (per Bbl)	20.83	24.25
Average per Boe	$31.96	$41.18

Price impact of cash-settled derivatives:
Oil (per Bbl)	$(0.85)	$(5.89)
Natural gas (per Mcf)	0.95	(1.58)
Natural gas liquids (per Bbl)	2.90	3.36
Average per Boe	$3.48	$(7.01)

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$75.36	$75.91
Natural gas (per Mcf)	3.34	3.66
Natural gas liquids (per Bbl)	23.73	27.61
Average per Boe	$35.44	$34.17

(1) Natural gas converted at the rate of six Mcf to one barrel

Reserve Replacement Ratio Calculation (Unaudited):
Reserve replacement ratio is calculated by dividing the sum of extensions, discoveries, and other additions, purchases and sales of minerals in place, and total revisions for the year by production:

Reserve Replacement
(in MBoe)	Year Ended December 31, 2023
Proved reserves as of December 31, 2022	372,437
Extensions, discoveries, and other additions	43,687
Revisions of previous estimates	(91,346)
Purchases of minerals in place	142,738
Production	(21,667)
Proved reserves as of December 31, 2023	445,850

Reserve replacement ratio	439%

First Quarter 2024 & Full Year 2024 Guidance

Guidance
	1Q 2024	FY 2024
Production Volumes:
Oil (MBbls/d)	22.5 - 25.0	23.5 - 26.5
Natural Gas (MMcf/d)	285 - 305	280 - 300
NGLs (MBbls/d)	16.5 - 17.5	15.0 - 17.0
Total Reported Production (MBoe/d)	86.5 - 93.3	85.2 - 93.5
% Oil/Liquids	45%	46%

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($5.00) - ($2.00)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.40) - $0.00	N/A
Natural Gas Liquids (% of WTI)	30% - 34%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Boe)	$3.80 - $4.20	$3.70 - $4.10
Transportation & Processing ($/Boe)	$4.40 - $4.80	$4.60 - $5.00
Production Taxes (% of Revenue)	6.0% - 7.0%	6.0% - 7.0%
Cash G&A, net ($MM)	$4.0 - $4.5	$21.0 - $22.0